FUND OF FUNDS INVESTMENT AGREEMENT

THIS AGREEMENT, dated as of July 20, 2026 (the “Effective Date”), by and between the iM Global Partner Funds, a Delaware statutory trust, on behalf of the iMGP DBi Managed Futures Strategy ETF (the “Acquired Fund”), and Harbor ETF Trust (the “Trust”), a Delaware statutory trust, on behalf of Harbor Multi-Asset Explorer ETF (the “Acquiring Fund”). The Acquiring Fund and the Acquired Fund are referred to as a “Fund”.

WHEREAS, each Fund is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended, (the “1940 Act”);

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, Section 12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriter or registered brokers or dealers may knowingly sell shares of such registered investment company to other investment companies, and Section 12(d)(1)(C) limits the extent to which an investment company may invest in the shares of a registered closed-end investment company;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits registered investment companies, such as the Acquiring Fund, to invest in shares of other registered investment companies, such as the Acquired Fund, in excess of the limits of Section 12(d)(1) of the 1940 Act subject to compliance with the conditions of the Rule; and

WHEREAS, the Acquiring Fund may, from time to time, invest in shares of the Acquired Fund in excess of the limitations of Section 12(d)(1)(A) in reliance on the Rule;

NOW THEREFORE, in accordance with the Rule, the Acquiring Fund and the Acquired Fund desire to set forth the following terms pursuant to which the Acquiring Fund may invest in the Acquired Fund in reliance on the Rule.

1.	Terms of Investment

(a) The Funds note that the Acquired Fund operates as an exchange-traded fund and is designed to accommodate large investments and redemptions, whether from Acquiring Funds or other investors. Creation and redemption orders for shares of the Acquired Fund can only be submitted by Brokers or other participants of a registered clearing agency (collectively, “Authorized Participants”) that have entered into an agreement (“Participation Agreement”) with the Acquired Fund’s distributor to transact in shares of the Acquired Fund. The Acquired Fund also has policies and procedures (the “Basket Policies”) that govern creations and redemptions of the Acquired Fund’s shares. Any creation or redemption order submitted by an Acquiring Fund through an Authorized Participant will be satisfied pursuant to the Basket Policies and the relevant Participation Agreement. The Basket Policies include provisions that govern in-kind creations and redemptions, as well as cash transactions. In any event, the Funds generally expect that the Acquiring Fund will transact in shares in the Acquired Fund on the secondary market rather than through direct creation and redemption transactions with the Acquired Fund. The Funds believe that these material terms regarding an Acquiring Fund’s investment in shares of an Acquired Fund should assist the Acquired Fund’s investment adviser with making the required findings under the Rule.

(b) In order to assist the Acquiring Fund’s investment adviser with assessing the impact of fees and expenses associated with an investment in the Acquired Fund, the Acquired Fund shall provide the Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule.

2.	Representations of the Acquired Fund.

In connection with any investment by the Acquiring Fund in the Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquired Fund agrees: (i) to comply with all conditions of the Rule applicable to Acquired Fund; (ii) to comply with its obligations under this Agreement; and (iii) to promptly notify the Acquiring Fund if the Acquired Fund fails to comply with the Rule or this Agreement.

3.	Representations of the Acquiring Fund.

In connection with any investment by the Acquiring Fund in the Acquired Fund in excess of the limitations in Section 12(d)(1)(A), the Acquiring Fund agrees: (i) to comply with all conditions of the Rule applicable to Acquiring Fund; (ii) to comply with its obligations under this Agreement; and (iii) to promptly notify the Acquired Fund if the Acquiring Fund fails to comply with the Rule or this Agreement.

4.	Indemnification.

The Acquiring Fund agrees to hold harmless and indemnify the Acquired Fund, including any of their principals, directors or trustees, officers, employees and agents, against and from any and all losses, expenses or liabilities incurred by or claims or actions (“Claims”) asserted against the Acquired Fund, including any of their principals, directors or trustees, officers, employees and agents, to the extent such Claims result from (i) a violation by the Acquiring Fund of any provision of this Agreement or (ii) a violation by the Acquiring Fund of the terms and conditions of the Rule, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims.

The Acquired Fund agrees to hold harmless and indemnify the Acquiring Fund, including any of its directors or trustees, officers, employees and agents, against and from any Claims asserted against the Acquiring Fund, including any of its directors or trustees, officers, employees and agents, to the extent such Claims result from (i) a violation by the Acquired Fund of any provision of this Agreement or (ii) a violation by the Acquired Fund of the terms and conditions of the Rule, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims.

5.	Notices

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below.

If to the Acquiring Fund:

Harbor ETF Trust

111 South Wacker Drive

Chicago, IL 60606

Email: legal&complianceteam@harborcapital.com

With a copy to:

Harbor Capital Advisors, Inc.

Attn: Legal Dept.

111 South Wacker Drive

Chicago, IL 60606

Email: legal&complianceteam@harborcapital.com

If to the Acquired Fund:

iM Global Partner Funds

Attn: Compliance

2301 Rosecrans Avenue, Suite 2150

El Segundo, CA 90245

Email: uscompliance@imgp.com

With a copy to:

iM Global Partner Fund Management, LLC

Attn: Joseph KellyLegal Dept.

2301 Rosecrans Avenue, Suite 2150

El Segundo, CA 90245

Email: j.kelly@imgp.com

6.	Term and Termination; Assignment; Amendment

(a) This Agreement shall be effective for the duration of the Acquired Fund’s and the Acquiring Fund’s reliance on the Rule. While the terms of the Agreement shall only be applicable to investments in the Acquired Fund made in reliance on the Rule, the Agreement shall continue in effect until terminated pursuant to Section 6(b).

(b) This Agreement shall continue until terminated in writing by either party upon 60 days’ notice to the other party. Upon termination of this Agreement, the Acquiring Fund may not purchase additional shares of the Acquired Fund beyond the Section 12(d)(1)(A) limits.

(c) This Agreement may not be assigned by either party without the prior written consent of the other.

(d) This Agreement may be amended only by a writing that is signed by each affected party.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

IM GLOBAL PARTNER FUNDS, on behalf of its series listed in Schedule A, severally and not jointly

/s/ John Coughlan
Name: John Coughlan
Title: Treasurer

HARBOR ETF TRUST, on behalf of its series listed in Schedule A, severally and not jointly

/s/ Meredyth Whitford-Schultz
Name: Meredyth Whitford-Schultz
Title: Secretary

SCHEDULE A

List of Funds to Which the Agreement Applies

Acquiring Funds

Harbor Multi-Asset Explorer ETF

Acquired Funds

iMGP DBi Managed Futures Strategy ETF